Exhibit 10.2

SERITAGE GROWTH PROPERTIES

April 10, 2025

Adam Metz

[Address Redacted]

Dear Adam:

On behalf of Seritage Growth Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), and Seritage Growth Properties, a Maryland real estate investment trust (“Seritage REIT” and together with the Operating Partnership, the “Company”), this Letter Agreement (this “Agreement”) memorializes the terms of your employment with the Company to serve as Interim Chief Executive Officer & President of the Company (“Interim CEO”), effective as of April 11, 2025 (the “Effective Date”).

1.
Position. During the Term (as defined below) you will serve as Interim CEO reporting to the Board of Trustees of Seritage REIT (the “Board”) and will have those duties and responsibilities as determined from time to time by the Board. In addition, you will be designated as, and will have the responsibilities of being, the Company’s principal executive officer for purposes of the Company’s reporting obligations with the Securities and Exchange Commission (the “SEC”) under applicable securities laws and regulations.
2.
Location; Travel. During the Term, your position will be fully remote, and you will not be required to relocate. Notwithstanding the foregoing, during the Term, you agree to travel as regularly as reasonably required by the Company in order to perform your duties, which will include regular business travel as well as regular travel to the Company’s principal office (currently in New York, New York).
3.
Term. This Agreement will remain in effect for the period beginning on the Effective Date and ending on the earlier of (i) the date as you and the Board may mutually agree in writing; and (ii) the date mutually agreed by you and the Board on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer & President of the Company, unless this Agreement is terminated earlier by you or the Board, as set forth below (the “Term”). For the avoidance of doubt, your employment is at will, and either you or the Board (by a vote of the majority of the independent trustees then in office) may terminate the employment relationship upon written notice to the other at any time and for any reason not prohibited by law.
4.
Cash Compensation.
a.
Base Salary. Beginning on the Effective Date and during the Term, you will receive cash compensation in an amount equal to $960,000 per annum, payable in accordance with the Company’s normal payroll practices.

b.
Fees for Service as a Trustee. During the Term, you will not continue to receive any cash retainers or committee fees for your service as a member of the Board or any committee of the Board.
c.
Expenses and Reimbursements. The Company will pay or reimburse you for all customary expenses incurred by you during the Term in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. In addition, during the Term, the Company will reimburse you for (i) all reasonable expenses that you incur commuting to the Company’s principal office in compliance with Paragraph 2 and (ii) the cost of any additional taxes you incur as a result of the reimbursements contemplated by clause (i); provided, that you must submit appropriate vouchers or other proof of your expenditures to the Company in November of each calendar year of the Term for any expenses you incurred prior to such submission date.
5.
Benefits; Company Policies. You will be entitled to participate in all health, welfare, insurance, and retirement programs of the Company as are in effect from time to time and in which other senior executives of the Company participate, subject to meeting the eligibility requirements of such programs.
6.
Termination of Employment Relationship. Upon termination of your employment, for any reason, you will not be eligible for any severance pay or other severance benefits, other than payment of any accrued but unpaid base salary as of the date your employment ceases and any business expenses incurred prior to the date your employment ceases, in accordance with Paragraphs 4(a) and 4(c), respectively.
7.
Tax Matters.
a.
Withholding. All sums payable to you under this Agreement will be reduced by all federal, state, local and other withholding and similar taxes and payments as required by applicable law.
b.
Section 409A of the Code. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expense eligible for reimbursement or in kind benefits to be provided in any other calendar year, (ii) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses and (iii) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
8.
Indemnification. You will continue to be named as an insured on the trustee and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be entitled to indemnification and advancement of expense as provided in the Company’s bylaws.

9.
Confidentiality; Return of Property.
a.
Confidentiality. You will not, during the Term or thereafter, and other than in the performance of your duties and obligations during the Term or as required by law or legal process, and except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Confidential Information” (as defined below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, to you. You understand that if you possess any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that you will honor any and all legal obligations that you have to that person or company with respect to proprietary information, and you will refrain from any unauthorized use or disclosure of such information. For purposes of this Agreement, “Confidential Information” means trade secrets and non-public information which the Company designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by the Company, its long and short-term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of the Company that is not known generally to the public or in the industry.
b.
Reservation of Rights. Nothing in this Agreement shall be construed to prevent or limit you from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the SEC, the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Paragraph 9(b) and you are not required to notify the Company that you have made such reports or disclosures. Further, nothing in this Agreement shall be construed to prevent you from discussing the terms and conditions of your employment to the extent such discussions are legally protected activity under the National Labor Relations Act, including the right to organize, form, join, or assist a union, or for mutual aid or protection, discussing or organizing on non-work time, discussing wages and working conditions with co-workers or a union, raising work-related conditions with the Company or a government agency, lawful strikes or picketing, wearing union paraphernalia except in special circumstances, or choosing not to engage in any of the aforementioned activities. This Agreement does not waive or release your right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC.
c.
Return of Property. All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if you authored or created them. You agree to return all such documents and tangible property to the Company upon termination of your employment or at such earlier time as the Company may request you to do so; provided, however, that you shall be permitted to retain your electronic contact file.
10.
Miscellaneous.
a.
Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws. Venue shall take place in the exclusive jurisdiction of the federal and state courts in the State of New York.
b.
Amendment. This Agreement cannot be amended orally, or by course of conduct or dealing, but only by written agreement signed by the parties.
c.
Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
d.
Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, will be in writing and will be delivered personally or by an overnight courier service or by e-mail, to you, at the address you have most recently provided to the Company in writing and to the Chair of the Compensation Committee, on behalf of the Company, with a copy to the Company’s Chief Legal Officer, at the Company’s headquarters or the relevant e-mail address used for Company trustee communications. Notices will be deemed given when so delivered personally or by overnight courier, or, if e-mailed, when it can be verified that the e-mail was received.
e.
Entire Agreement. This Agreement sets forth the entire agreement between you and the Company relating to your service as Interim CEO, and supersedes all prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not set forth in this Agreement. While the point should be obvious, you will continue to be bound by all fiduciary obligations and other obligations imposed by law on the Company’s trustees and officers.

[Signature page follows]

Adam, we look forward to working with you in this capacity. If the foregoing accurately reflects your understanding of the terms that will apply in connection with your employment as Interim CEO, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

Sincerely,

SERITAGE GROWTH PROPERTIES, L.P.

By: /s/ Matthew Fernand

Matthew Fernand

Chief Legal Officer and Corporate Secretary

Date: 4/10/2025

SERITAGE GROWTH PROPERTIES

By: /s/ Matthew Fernand

Matthew Fernand

Chief Legal Officer and Corporate Secretary

Date: 4/10/2025

AGREED AND ACCEPTED BY:

/s/ Adam Metz

Adam Metz

Date: 4/10/2025